Exhibit 10.1

AMENDMENT NO. 1 TO RATIFICATION AGREEMENT AND
AMENDMENT NO 8 TO LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 1 TO RATIFICATION AGREEMENT AND AMENDMENT NO. 8 TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of June 1, 2009, is by and among Wachovia Capital Finance Corporation (Central), an Illinois corporation, in its capacity as agent acting for and on behalf of the parties to the Loan Agreement (as hereinafter defined) as lenders (in such capacity, “Agent”), the parties to the Loan Agreement as lenders (each individually a “Lender” and collectively, “Lenders”), Hartmarx Corporation, a Delaware corporation, as Debtor and Debtor-in-Possession (“US Borrower”), Coppley Apparel Group Limited, an Ontario corporation (“Canadian Borrower”; together with US Borrower, each individually, a “Borrower” and collectively, “Borrowers”), and each of the companies listed on Exhibit A hereto as guarantors, each as Debtor and Debtor-in-Possession (each individually a “Guarantor” and collectively, “Guarantors”).

W I T N E S S E T H

WHEREAS, Borrowers and Guarantors have entered into financing arrangements with Agent and Lenders pursuant to which Lenders (or Agent on behalf of Lenders) have made and may make loans and advances and provide other financial accommodations to Borrowers as set forth in, and subject to the terms and conditions of, the Loan and Security Agreement, dated August 30, 2002, by and among Agent, Lenders, JPMorgan Chase Bank, in its capacity as syndication agent for Lenders, Wells Fargo Foothill, LLC, in its capacity as documentary agent for Lenders, Borrowers and Guarantors (as amended and supplemented by Amendment No. 1 to Loan and Security Agreement, dated February 25, 2003, Amendment No. 2 to Loan and Security Agreement, dated July 22, 2004, Amendment No. 3 to Loan and Security Agreement, dated January 3, 2005, Amendment No. 4 to Loan and Security Agreement, dated October 31, 2005, Amendment No. 5 to Loan and Security Agreement dated September 29, 2006, Amendment No. 6 to Loan and Security Agreement, dated May 26, 2007, Amendment No. 7 to Loan and Security Agreement, dated March 14, 2008, the Ratification and Amendment Agreement, dated as of January 23, 2009 (“Ratification Agreement”), and this Amendment (as the same now exists, is amended hereby and may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”)) and the other Financing Agreements (as defined in the Loan Agreement);

WHEREAS, US Borrower and each Guarantor have each commenced a case under Chapter 11 of the Bankruptcy Code (as defined in the Ratification Agreement) in the Bankruptcy Court (as defined in the Ratification Agreement) and US Borrower and each Guarantor have retained possession of their respective assets and are authorized under the Bankruptcy Code to continue the operation of their respective businesses as a debtor-in-possession;

WHEREAS, Canadian Borrower has commenced or will commence a proceeding under the CCAA (as hereinafter defined) in the CCAA Court (as hereinafter defined) and Canadian Borrower has retained or will retain possession of its assets and is or will be authorized under the CCAA to continue the operation of its business as a debtor-in-possession;

WHEREAS, prior to the commencement of the Chapter 11 Cases and the CCAA Case, Agent and Lenders made loans and advances and provided other financial accommodations to Borrowers secured by substantially all assets and properties of Borrowers and Guarantors as set forth in the Existing Financing Agreements (as defined in the Ratification Agreement);

WHEREAS, Canadian Borrower has requested or is about to request that the CCAA Court enter the CCAA Order (as hereinafter defined) pursuant to which, among other things, Canadian Lender may make post-petition loans and advances and provide other financial accommodations to Canadian Borrower secured by the Collateral as set forth in the CCAA Order and the Financing Agreements;

WHEREAS, in connection with the entry by the CCAA Court of the CCAA Order, Borrowers, Guarantors, Agent and Canadian Lender shall enter into a Forbearance Agreement (as hereinafter defined);

WHEREAS, Debtors (as defined in the Ratification Agreement) desire to reaffirm their obligations to Agent and Lenders pursuant to the Existing Financing Agreements and acknowledge their continuing liabilities to Agent and Lenders thereunder in order to induce Agent and Lenders to make such post-petition loans and advances and provide such other financial accommodations to Borrowers; and

WHEREAS, Debtors have requested that Agent and Lenders (a) waive the Specified Events of Default (as defined in the 5/09 Notice of Default (as defined herein)), (b) make or continue to make post-petition loans and advances and provide other financial accommodations to Borrowers and (c) make certain amendments to the Loan Agreement, the Ratification Agreement and the other Financing Agreements as set forth herein, which Agent and Lenders are willing to do subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual conditions and agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Interpretation.

1.1           For purposes of this Amendment, unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned thereto in the Loan Agreement.

1.2           All references to the terms “US Borrower”, “Borrowing Base Guarantor”, “Borrowing Base Guarantors, “Canadian Borrower”, “Guarantor”, “Guarantors”, “Non-Borrowing Base Guarantor” and “Non-Borrowing Base Guarantors” in the Loan Agreement or any of the other Financing Agreements shall be deemed and each such reference is hereby amended to mean and include (as applicable) the Debtors, each as defined herein, and their successors and assigns (including any trustee or other fiduciary hereafter appointed as any Debtor’s legal representative, as applicable, or with respect to any Debtor the property of the estate of such Debtor whether under Chapter 11 of the Bankruptcy Code or any subsequent Chapter 7 case or cases or under the CCAA or in any subsequent BIA (as hereinafter defined) case or receivership case and its successor upon conclusion of the Chapter 11 Case or CCAA

Case of such Debtor, as the case may be); provided, that, in no event shall Canadian Borrower be deemed to be a Guarantor of the Obligations of US Borrower.

SECTION 2.  Acknowledgment.

2.1           Obligations of Canadian Borrower.  Canadian Borrower hereby acknowledges, confirms and agrees that, as of June 1, 2009, Canadian Borrower is indebted to Agent and Lenders in respect of Pre-Petition Obligations consisting of (a) Revolving Loans to Canadian Borrower made pursuant to the Existing Financing Agreements in the aggregate principal amount of US $7,077,588.03  , together with interest accrued and accruing thereon, (b) all costs, expenses, fees (including attorneys’ fees and legal expenses) incurred in connection with the foregoing, and (c) all other charges now or hereafter owed by Canadian Borrower to Agent and Lenders, all of which are unconditionally owing by Canadian Borrower to Agent and Lenders, without offset, defense or counterclaim of any kind, nature and description whatsoever.

2.2           Guaranteed Obligations.  Each Guarantor hereby acknowledges, confirms and agrees that:

    (a)           all obligations of such Guarantor under the Guarantor Documents are unconditionally owing by such Guarantor to Agent and Lenders without offset, defense or counterclaim of any kind, nature and description whatsoever, and

    (b)           the absolute and unconditional guarantee of the payment of the Pre-Petition Obligations by such Guarantor pursuant to the Guarantor Documents extends to all Post-Petition Obligations, subject only to the limitations set forth herein and in the Guarantor Documents.

2.3           Acknowledgment of Security Interests.  Each Borrower and Guarantor hereby acknowledges, confirms and agrees that Agent, for the benefit of itself and the other Lenders, has and shall continue to have valid, enforceable and perfected first priority and senior security interests in and liens upon all Pre-Petition Collateral heretofore granted to Agent pursuant to the Existing Financing Agreements by Borrowers and Guarantors as in effect immediately prior to the Petition Date to secure all of the Obligations, as well as valid and enforceable first priority and senior security interests in and liens upon all Post-Petition Collateral granted to Agent, for the benefit of itself and the other Lenders, under the Financing Order, the CCAA Order or hereunder or under any of the other Financing Agreements or otherwise granted to or held by Agent and Lenders to secure all of the Obligations (including the Pre-Petition Obligations and the Post-Petition Obligations), in each case, subject only to liens or encumbrances expressly permitted by the Loan Agreement and any other liens or encumbrances expressly permitted by the Financing Order or the CCAA Order that may have priority over the liens in favor of Agent and Lenders.

2.4           Binding Effect of Documents.  Each Borrower and Guarantor hereby acknowledges, confirms and agrees that: (a) each of the Existing Financing Agreements to which it is a party was duly executed and delivered to Agent and Lenders by such Borrower or Guarantor and each is in full force and effect as of the date hereof, (b) the agreements and obligations of such Borrower or Guarantor contained in the Existing Financing Agreements constitute the legal, valid and binding obligations of such Borrower or Guarantor enforceable against it in accordance with the terms thereof (except as may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally), and such Borrower or Guarantor has no valid defense, offset or counterclaim to the enforcement of such obligations, and (c) Agent and Lenders are and shall be entitled to all of the rights, remedies and benefits provided for in the Financing Agreements, the Financing Order and the CCAA Order.

SECTION 3.  Adoption and Ratification; Guaranty.

3.1           Canadian Borrower hereby (a) ratifies, assumes, adopts and agrees to be bound by all of the Existing Financing Agreements (as amended by the Ratification Agreement, this Amendment, the Financing Order and the CCAA Order) to which it is a party and (b) agrees to pay all of the Pre-Petition Obligations in accordance with the terms of such Existing Financing Agreements to which it is a party, as amended by the Ratification Agreement and this Amendment, and in accordance with the Financing Order and the CCAA Order.  All of the Existing Financing Agreements (as amended by the Ratification Agreement, this Amendment, the Financing Order and the CCAA Order) are hereby incorporated herein by reference and hereby are and shall be deemed adopted and assumed in full by Canadian Borrower, as Debtor and Debtor-in-Possession, and considered as agreements between Canadian Borrower, on the one hand, and Agent and Lenders, on the other hand.  Canadian Borrower hereby ratifies, restates, affirms and confirms all of the terms and conditions of the Existing Financing Agreements, as amended and supplemented pursuant the Ratification Agreement, this Amendment, the Financing Order and the CCAA Order, and Canadian Borrower agrees to be fully bound, as Debtor and Debtor-in-Possession, by the terms of the Financing Agreements to which Canadian Borrower is a party.

SECTION 4.  Amendments.

4.1           Additional Definitions.  As used herein, the following terms shall have the meanings given to them below, and the Loan Agreement, the Ratification Agreement and the other Financing Agreements are hereby amended to include, in addition and not in limitation, the following definitions:

    (a)           “5/09 Notice of Default” shall mean the Letter re: Notice of Default and Reservation of Rights, dated May 29, 2009, by Agent addressed to Borrowers and Guarantors.

    (b)           “6/09 Budget” shall mean the Budget, in form and substance satisfactory to Agent and Required Lenders, setting forth the Projected Information with respect to the period commencing with the week ending June 5, 2009 through and including the week ending July 3, 2009.

    (c)           “Allowed Professional Fees” shall have the meaning ascribed to such term in the Financing Order.

    (d)           “Amendment No. 8” shall mean Amendment No. 1 to Ratification Agreement and Amendment No. 8 to Loan and Security Agreement, dated as of June 1, 2009, by and among Borrowers, Guarantors, Agent and Lenders, as it now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

    (e)           “BIA” shall mean the Bankruptcy and Insolvency Act (Canada), as amended from time to time.

    (f)           “Bid Procedures Order” shall mean the Order (I) Approving Bidding Procedures, (II) Granting Certain Bid Protections, (III) Approving Form and Manner of Sale Notes and (IV) Setting Sale Hearing Date in Connection with Sale of Substantially All of Debtors’ Assets, entered by the Bankruptcy Court on June 2, 2009.

    (g)           “CCAA” shall mean the Companies’ Creditors Arrangement Act (Canada), as amended from time to time.

    (h)           “CCAA Case” shall mean the proceedings commenced by Canadian Borrower under the CCAA, pending in the CCAA Court.

    (i)           “CCAA Court” shall mean the Ontario Superior Court of Justice, or such other Court that may from time to time have jurisdiction over the CCAA case.

    (j)           “CCAA Order” shall mean the initial order that either the CCAA Court has entered or that Canadian Borrower has requested that the CCAA Court enter in the CCAA Case on or about June 10, 2009 and such other order relating thereto (in each case in form and substance satisfactory to Agent and Lenders) authorizing, among other things, (i) imposing a stay of proceedings in Canada against Canadian Borrower, its assets, properties and undertakings, (ii) that the stay of proceedings in the CCAA Case shall not apply to Agent and Canadian Borrower, (iii) that Agent and Canadian Lender shall be unaffected creditors in the CCAA Case, (iv) the authorization of Canadian Borrower to execute and deliver and enter into, comply with, perform and be bound by all of the terms and provisions set forth in the Forbearance Agreement, and (v) authorizing the extension of credit by Agent and Canadian Lender to Canadian Borrower.

    (k)           “CCAA Priority Charges” shall mean the Administration Charge and the Directors’ Charge (each as defined in the CCAA Order).

    (l)           “Emerisque” shall mean, collectively, Emerisque Brands UK Limited and SKNL North America, B.V., and their respective successors and assigns.

    (m)           “Emerisque APA” shall mean the Amended and Restated Asset Purchase Agreement, dated as of June 1, 2009, by and among US Borrower, the subsidiaries of US Borrower named therein and Emerisque.

    (n)           “Emerisque Sale Closing Date” shall mean (i) in the event Emerisque is the Successful Bidder, the Closing Date (as defined in the Emerisque APA as in effect as of the date of Amendment No. 8) or (ii) in the event Emerisque is not the Successful Bidder, the closing date of the sale to such other Successful Bidder.

    (o)           “Forbearance Agreement” shall mean the Forbearance Agreement, dated on or about June 10, 2009, by and among Borrowers, Guarantors, Agent and Canadian Lender, as it now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

    (p)           “Minimum Sale Proceeds” shall mean the amount, as determined by Agent as of close of business on the Business Day immediately prior to the Emerisque Sale Closing Date, equal to seventy-two percent (72%) of the then outstanding Obligations.

    (q)           “Professional Fee Carve Out” shall have the meaning ascribed to such term in the Financing Order.

    (r)           “Successful Bidder” shall have the meaning ascribed to such term in the Bid Procedures Order.

4.2           Debtors.  The definition of “Debtors” set forth in the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

““Debtors” shall mean, collectively, each Borrower and its successors and assigns (including any trustee or other fiduciary hereafter appointed as its legal representative or with respect to the property of the estate of such Person, whether under (as applicable) Chapter 11 of the Bankruptcy Code or any subsequent Chapter 7 case or under the CCAA or any subsequent BIA case, and its successor upon conclusion of (as applicable) the Chapter 11 Case or the CCAA Case of such Person).”

4.3           Financing Agreements.  All references to the term “Financing Agreements” in the Loan Agreement or the other Financing Agreements shall be deemed, and each such reference is hereby amended, to include, in addition and not in limitation, the Ratification Agreement, this Amendment, the Forbearance Agreement and all of the Existing Financing Agreements, as ratified, assumed and adopted by each Borrower and Guarantor pursuant to the terms thereof, as amended and supplemented thereby, the Side Letter Agreement, the Financing Order and the CCAA Order, as each of the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

4.4           Loan Agreement.  All references to the term “Loan Agreement” in the Loan Agreement or the other Financing Agreements shall be deemed, and each such reference is hereby amended, to mean the Existing Loan Agreement, as amended by the Ratification Agreement and this Amendment, and as ratified, assumed and adopted by each Borrower and Guarantor pursuant to the terms thereof, the Financing Order and the CCAA Order, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

4.5           Material Adverse Effect.  The definition of “Material Adverse Effect” set forth in Section 1.92 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“1.92      “Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, business, assets or operations of Borrowers and Guarantors (taken as a whole) or the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (b) the legality, validity, enforceability, perfection or priority of the security interests and liens of Agent upon the Collateral; (c) the ability of Borrowers and Guarantors (taken as a whole) to repay the Obligations or to perform their respective obligations under this Agreement or any of the other Financing Agreements as and when to be performed; or (d) the rights and remedies of Agent or any Lender hereunder or under any of the other Financing Agreements; provided, that, the commencement of the Chapter 11 Cases and the CCAA Case shall not constitute a Material Adverse Effect.”

4.6           Petition Date.  The definition of “Petition Date” set forth in the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

““Petition Date” shall mean with respect to US Borrower and Guarantors, the date of the commencement of the Chapter 11 Cases, and with respect to Canadian Borrower, the date of the commencement of the CCAA Case.”

4.7           Post-Petition Collateral.  The definition of “Post-Petition Collateral” set forth in the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

““Post-Petition Collateral” shall mean, collectively, all now existing and hereafter acquired real and personal property of each Debtor’s estate, wherever located, of any kind, nature or description, including any such property in which a lien is granted to Agent pursuant to the Financing Agreements, the Financing Order, the CCAA Order or any other order entered or issued by the Bankruptcy Court or the CCAA Court, and shall include, without limitation:

(i)           all of the Pre-Petition Collateral;

(ii)           all Accounts;

(iii)           all general intangibles, including, without limitation, all  Intellectual Property;

(iv)           all goods, including, without limitation, all Inventory and all Equipment;

(v)           all Real Property and fixtures;

(vi)           all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(vii)           all instruments, including, without limitation, all promissory notes;

(viii)                      all documents;

(ix)           all deposit accounts;

(x)            all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(xi)           all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (a) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (b) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (c) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (d) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(xii)           all (A) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (B) monies, credit balances, deposits and other property of Borrowers and Guarantors now or hereafter held or received by or in transit to Agent, any Lender or their respective Affiliates or at any other depository or other institution from or for the account of Borrowers or Guarantors, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(xiii)          all commercial tort claims;

(xiv)          to the extent not otherwise described above, all Receivables;

(xv)          all Records;

(xvi)         as to Canadian Borrower only, a hypothec to and in favor of Canadian Lender (as agent for itself and US Lender) to the extent of the sum of C$30,000,000 in lawful money of Canada with interest thereon at the rate of twenty-five (25%) percent, with respect to all of its rights and interests to the Collateral; and

(xviii)        all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.”

4.8           Post-Petition Obligations.  The definition of “Post-Petition Obligations” set forth in the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

““Post-Petition Obligations” shall mean all Obligations (as defined in the Existing Loan Agreement) arising on and after the Petition Date and whether arising on or after the conversion or dismissal of the Chapter 11 Cases and/or the CCAA Case, or before, during and after the confirmation of any plan of reorganization in the Chapter 11 Cases and/or the CCAA Case, and whether arising under or related to the Ratification Agreement, the Loan Agreement, the Guarantor Documents, the other Financing Agreements, a Financing Order, a CCAA Order, by operation of law or otherwise, and whether incurred by such Borrower or Guarantor as principal, surety, endorser, guarantor or otherwise and including, without limitation, all principal, interest, financing charges, letter of credit fees, unused line fees, servicing fees, line increase fees, debtor-in-possession facility fees, early termination fees, other fees, commissions, costs, expenses and attorneys’, accountants’ and consultants’ fees and expenses incurred in connection with any of the foregoing.”

4.9           Reserves.  The definition of “Reserves” set forth in Section 1.121 of the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“1.121 “Reserves” shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith, following notice thereof to Administrative Borrower, reducing the amount of Loans and Letter of Credit Accommodations which would otherwise be available to any Borrower under the lending formula(s) provided for herein:  (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations, its value or the amount that might be received by Agent from the sale or other disposition or realization upon such Collateral, or (ii) the assets, business or prospects of any Borrower or Obligor, (ii) the business and operations of Borrowers and Guarantors (taken as a whole) or (iii) the security interests and other rights of Agent or Canadian Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or Obligor to Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof or (d) in respect of any state of facts which Agent determines in good faith constitutes a Default or an Event of Default or (e) to reflect the amounts of the Priority Payables or (f) to reflect Agent’s good faith estimate of the amount necessary to reflect changes in applicable currency exchange rates or currency exchange markets or (g) to reflect (i) the Carve-Out Expenses (as defined in the Financing Order and/or the CCAA Order), (ii) the amount of any senior liens or claims in or against the Collateral that, in Agent’s determination, have priority over the liens and claims of Agent and Lenders or (iii) the amount of priority or administrative expense claims that, in Agent’s determination, may be required to be paid by Debtors or their estates at any time during the Chapter 11 Cases and/or the CCAA Case, or (h) to reflect the value of Inventory at leased locations with respect to which the lease therefor has not been assumed commencing on the date that is ten (10) weeks prior to the end of the one hundred twenty (120) day lease rejection/assumption period, as such period may be extended or shortened by the Bankruptcy Court, or (i) to reflect the value of Inventory held at any leased location as to which there has been filed a landlord’s motion to compel the assumption or rejection of the lease, in an amount determined by Agent, and considering the likelihood or unlikelihood of the success of such motion on its merits in the good faith judgment of Agent.  Without limiting the generality of the foregoing, Reserves may, at Agent’s option, be established to reflect: (i) dilution with respect to the Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the sales of such Borrower or Guarantor for such period) as calculated by Agent for any period which exceeds or is reasonably anticipated to exceed five (5%) percent; (ii) a change in the turnover, age or mix of the categories of Inventory that adversely affects the aggregate value of all Inventory; (iii) material decreases in the percentage of finished goods Inventory pre-sold against firm purchase orders; (iv) increases in Inventory markdown reserves that are not otherwise accounted for in the most recent Inventory appraisal received by Agent; (v) amounts due or to become due to owners and lessors of premises where any Collateral is located, other than for those locations where Agent has received a Collateral Access Agreement reasonably acceptable to Agent, duly executed and delivered by the applicable owner or lessor in favor of Agent, (vi) amounts due or to become due to owners and licensors of trademarks and other Intellectual Property used by any Borrower or Guarantor; and (vii) the amount of sales, excise or similar taxes to the extent included in the amount of any Accounts reported to Agent.  The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve as determined by Agent in good faith.  To the extent that Agent shall have established a Reserve to address an event, condition or matter in a manner satisfactory to Agent, the percentages set forth in the definition of the Borrowing Base shall not be reduced to address the same event, condition or matter.”

4.10           Financial Reporting.  Section 9.6(e) of the Loan Agreement is hereby amended by deleting such Section in their entirety and replacing it with the following:

“(e)  Each Borrower and Guarantor shall provide Agent and Lenders with copies of all financial reports, schedules and other materials and information at any time furnished by or on behalf of any Borrower or Guarantor to the Bankruptcy Court, the U.S. Trustee, the CCAA Court, the Monitor, any creditors’ committee or such Borrower’s or Guarantor’s shareholders, concurrently with the delivery thereof.”

4.11           Events of Default.  Sections 10.1(o) through and including 10.1(bb) of the Loan Agreement are hereby amended by deleting such Sections in their entirety and replacing them with the following:

“(o)  the occurrence of any condition or event which permits Agent or any Lender to exercise any of the rights and remedies set forth in the Financing Order or the CCAA Order, including, without limitation, any Event of Default (as defined in the Financing Order) or any Event of Default (as defined in the CCAA Order);

(p)  the termination or non-renewal of the Financing Agreements as provided for in the Financing Order or the CCAA Order;

(q)  any Borrower or Guarantor suspends or discontinues or is enjoined by any court or Governmental Authority from continuing to conduct all or any material part of its business, or a trustee, receiver or custodian is appointed for any Borrower or Guarantor, or any of their respective properties;

(r)  any act, condition or event occurring after the Petition Date that has or would reasonably expect to have a Material Adverse Effect;

(s)  the conversion of any Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code or the converstion of the CCAA Case to a receivership under the BIA;

(t)  the dismissal of any Chapter 11 Case or any subsequent Chapter 7 case, either voluntarily or involuntarily, or the dismissal of the CCAA Case or an subsequent receivership under the BIA, or the termination, suspension or modification of the stay of proceedings in the Chapter 11 Cases or the CCAA Case, either voluntarily or involuntarily;

(u)  the grant of a lien on or other interest in any property of any Borrower or Guarantor other than a lien or encumbrance permitted by Section 9.8 hereof or by the Financing Order or the CCAA Order, or an administrative expense claim other than such administrative expense claim permitted by the Financing Order or the Ratification Agreement by the grant of or allowance by the Bankruptcy Court which is superior to or ranks in parity with Agent’s and Lenders’ security interests in or liens upon the Collateral or their Superpriority Claim (as defined in the Financing Order);

(v)  the Financing Order or the CCAA Order shall be reversed, revoked, remanded, stayed, rescinded, vacated, modified in a manner that is adverse or could reasonably be expected to be adverse to the interests of Agent or any Lenders, or amended on appeal or by the Bankruptcy Court or the CCAA Court without the prior written consent of Agent (and no such consent shall be implied from any other authorization or acquiescence by Agent or any Lender);

(w)  the appointment of a trustee pursuant to Sections 1104(a)(1) or 1104(a)(2) of the Bankruptcy Code or a trustee or interim receiver pursuant to the BIA or a receiver or receiver and manager under Canadian law;

(x)  the appointment of an examiner with expanded powers pursuant to Section 1104(a) of the Bankruptcy Code;

(y)  the filing of a plan of reorganization or liquidation by or on behalf of any Borrower or Guarantor, to which Agent and Lenders have not consented in writing, which does not provide for payment in full of all Obligations on the effective date thereof in accordance with the terms and conditions contained herein;

(z)  the confirmation of any plan of reorganization or liquidation in the Chapter 11 Case of any Borrower or Guarantor or the CCAA Case of Canadian Borrower, to which Agent and Lenders have not consented to in writing, which does not provide for payment in full of all Obligations on the effective date thereof in accordance with the terms and conditions contained herein;

(aa)  any Borrower or Obligor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them; or

(bb)  the Final Financing Order shall not have been entered by the Bankruptcy Court, and become effective, or the CCAA Order shall not have been entered by the CCAA Court, and become effective, within thirty (30) days of the Petition Date.”

4.12           Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.  Section 11.1(a) of the Loan Agreement is hereby amended by adding the following at the end of such Section:

“except to the extent that the provisions of the Bankruptcy Code or the CCAA are applicable and specifically conflict with the foregoing.”

4.13           Term.  Section 13.1(a) of the Loan Agreement is hereby amended by deleting the first sentence of such Section in its entirety and replacing it with the following:

“This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the earlier to occur of (i) July 1, 2009; provided, that, upon the execution and delivery of Amendment No. 8 by all Lenders, such date shall be July 7, 2009, (ii) the later of (A) the close of business on the business day immediately preceding the Emerisque Sale Closing Date and (B) the close of business on the business day immediately preceding the closing date of the sale of substantially all of the assets of Canadian Borrower, (iii) the date of the confirmation of a plan of reorganization or liquidation for any Debtor in the Chapter 11 Cases, and (iv) the last termination date set forth in the Final Financing Order (the earlier to occur of clauses (i), (ii), (iii) and (iv) referred to herein as the “Maturity

Date”); provided, that, (1)(x) from and after the Emerisque Sale Closing Date, if the closing date of the sale of substantially all of the assets of Canadian Borrower has not occurred and the Maturity Date has not otherwise occurred, the US Commitments shall be reduced to $0, and (y) from and after the closing date of the sale of substantially all of the assets of Canadian Borrower, if the Emerisque Sale Closing Date has not occurred and the Maturity Date has not otherwise occurred, the Canadian Commitments shall be reduced to $0, and (2) this Agreement and all other Financing Agreements must be terminated simultaneously.”

4.14           Budget.  Effective as of the date of this Amendment, Section 5.3(c) of the Ratification Agreement is hereby amended and restated in its entirety as follows:

“Each Borrower acknowledges, confirms and agrees that, commencing with the week ending May 29, 2009: (i) for the trailing three (3) week period ending on the Friday of each week, (i) the actual aggregate weekly cash receipts during such period for all line items in the Budget shall not be less than ninety (90%) percent of the projected aggregate weekly cash receipts during such period for all such line items in the Budget, (ii) for the trailing three (3) week period ending on the Friday of each week, the actual aggregate weekly cash disbursements for “employee related expenses”, “inventory related expenses”, “overhead related expenses” (as each such term is defined in the Budget) and all other expenses (taken as a whole) during such period shall not be greater than one hundred ten (110%) percent of the projected aggregate weekly cash disbursements for each such category of expenses set forth in the Budget during such period, (iii) for the trailing three (3) week period ending on the Friday of each week, the actual aggregate weekly cash disbursements for all line items in the Budget during such period shall not be greater than one hundred ten (110%) percent of the projected aggregate weekly cash disbursements for all such line items set forth in the Budget during such period, and (iv) for the one (1) week period ending on the Friday of each week, the actual aggregate principal amount of Loans and Letter of Credit Accommodations outstanding during such period shall not be greater than one hundred three (103%) percent of the projected aggregate principal amount of Loans and Letter of Credit Accommodations outstanding as set forth in the Budget during such period.”

SECTION 5.  Sale Milestones.

5.1           On or before June 25, 2009, the Bankruptcy Court shall hold a hearing to consider approval of the highest and best bid(s) for the sale of all or substantially all of the Debtors’ assets (the “Sale”) in accordance with the terms of the Bid Procedures Order (the “Sale

Hearing”).  At least five (5) days prior to the Sale Hearing, Emerisque or such other Successful Bidder shall deliver to Agent, for the benefit of itself and the other Lenders, a financing commitment satisfactory to Agent demonstrating, among other things, that Emerisque or such other Successful Bidder has the financial wherewithal to consummate the Sale.

5.2           Not later than two (2) Business Days following the Sale Hearing, the Bankruptcy Court shall enter an order, in form and substance satisfactory to Agent, approving such Sale to Emerisque pursuant to the Emerisque APA or, in the event Emerisque is not the Successful Bidder, to such other Successful Bidder pursuant to an agreement in form and substance satisfactory to Agent (the “Sale Order”).

5.3           5.3           Not later than July 7, 2009, (a) if Emerisque is the Successful Bidder, the Emerisque Sale Closing Date shall occur and (i) Borrowers shall remit to the Agent Payment Account on the Emerisque Sale Closing Date all of the proceeds of such Sale, which shall include a cash amount equal to or greater than the Minimum Sale Proceeds, for application by Agent to the Obligations in accordance with the Financing Agreements, and (ii) Emerisque shall deliver to Agent, for the benefit of itself and the other Lenders, an original subordinated promissory note in the amount of $5,500,000 and containing such other terms satisfactory to Agent and consistent with the Emerisque APA, or (b) if Emerisque is not the Successful Bidder, the closing of such Sale shall occur and Borrowers, or such other Successful Bidder, shall remit to Agent, for the benefit of itself and the other Lenders, on the closing of such Sale all of the proceeds of such Sale, which shall include a cash amount equal to or greater than the Minimum Sale Proceeds, for application by Agent to the Obligations in accordance with the Financing Agreements, together with such other consideration for the benefit of Agent and the Lenders as may be satisfactory to Agent and approved pursuant to the Sale Order.

SECTION 6.  Professional Fee Carve-Out; CCAA Priority Charges.

6.1           Professional Fee Carve-Out.

    (a)          Debtors hereby acknowledge, confirm and agree that:

(i)             as of the date of the 5/09 Notice of Default, the Professional Fee Carve Out in the amount of $2,250,000 is due and payable pursuant to the Final Financing Order,

(ii)            the Professional Fee Carve Out in the amount of $2,250,000 has been advanced by Lenders and constitutes a Loan and Obligations outstanding under the Loan Agreement (the “Carve-Out Loan”),

(iii)           Agent, for the account of Debtors, shall hold the proceeds of such Carve-Out Loan for distribution on account of Allowed Professional Fees in accordance with the Final Financing Order, promptly after the earlier to occur of (A) the declaration or notice of the occurrence of an Event of Default (other than the 5/09 Notice of Default and the Specified Events of Default as set forth therein) after the date of Amendment No. 8, (B) the receipt by Agent of the Minimum Sale Proceeds or such other amounts satisfactory to Agent and approved by the Bankruptcy Court in accordance with Section 5.3 above and (C) the Maturity Date (a “Carve-Out Release Event”); provided, that, Agent shall release the proceeds of the

Carve-Out Loan to Debtors (or their designee) for disbursement on account of Allowed Professional Fees in accordance with the Final Financing Order promptly after the entry by the Bankruptcy Court of an Order, in form and substance satisfactory to Agent, which provides, among other things, (A) that the proceeds of the Carve-Out Loan shall be used by Debtors to satisfy Allowed Professional Fees and Carve-Out Expenses in accordance with the Final Financing Order until paid in full, (B) that Debtors are solely responsible for the payment of Allowed Professional Fees in accordance with the Final Financing Order, (C) for the release and discharge of Agent and Lenders, and their respective successors and assigns, from any and all demands, causes of action and any and all other claims and liabilities whatsoever, which any person (including, without limitation, any Professional), or any of their respective successors and/or assigns, may now or hereafter have or claim to have against Agent and Lenders for or on account of, or in relation to, or in any way in connection with the Professional Fee Carve Out and any Carve-Out Expenses and other amounts associated therewith and/or related thereto, and (D) that Agent and Lenders shall have no further obligation or liability to pay, fund or otherwise ensure funding of the Professional Fee Carve Out or any other amounts, including, without limitation, any other Allowed Professional Fees, which obligation shall be the sole and absolute responsibility of Debtors,

(iv)             except as provided under Section 6.1(a)(i),(ii) and (iii) above, Agent and Lenders shall have no further obligation or liability to pay, fund or otherwise ensure funding of the Professional Fee Carve Out or any other amounts, including, without limitation, any other Allowed Professional Fees, which obligation shall be the sole and absolute responsibility of Debtors, and

(v)             any payment or reimbursement made at any time in respect of Allowed Professional Fees, whether made directly by Agent or any Lender or by or on behalf of Debtors, and whether made using proceeds of the Carve-Out Loan or otherwise, shall at all times be subject to the Final Financing Order, including specifically Section 2.3.2 thereof.

(b)           Debtors hereby further acknowledge, confirm and agree that, in accordance with Section 2.5.2 of the Financing Order, from and after the occurrence of a Carve-Out Release Event, any payment remitted to or for the account of Debtors in respect of Allowed Professional Fees, whether made directly by Agent or any Lender or by or on behalf of Debtors, including any payments from the proceeds of the Carve-Out Loan, shall permanently reduce the Professional Fee Carve Out on a dollar-for-dollar basis.

(c)           Agent and Lenders hereby acknowledge, confirm and agree that, consistent with Section 2.5.2 of the Financing Order, prior to the occurrence of a Carve-Out Release Event, any payment remitted to or for the account of Debtors in respect of Allowed Professional Fees, whether made directly by Agent or any Lender or by or on behalf of Debtors, shall not reduce the amount of the Professional Fee Carve Out or the Carve-Out Loan.

6.2           CCAA Priority Charges.  Debtors hereby acknowledge, confirm and agree that, (a) pursuant to the CCAA Order, Canadian Borrower is required from time to time to pay CCAA Priority Charges and (b) the amount of CCAA Priority Charges, which Agent determines is or may be payable from time to time by Canadian Borrower, shall be advanced by Canadian Lender in accordance with and subject to the terms and conditions of the Forbearance

Agreement, the CCAA Order and/or any other Order of the CCAA Court, and an escrow agreement, in form and substance satisfactory to Agent, to be executed by and among Agent, Canadian Lender and the Monitor (as defined in the CCAA Order).

SECTION 7.  6/09 Budget.

7.1           On or prior to the date of this Amendment, Borrowers shall have prepared and delivered to Agent, in form and substance satisfactory to Agent, the 6/09 Budget.

7.2           Borrowers and Guarantors hereby acknowledge, confirm and agree that (i) the 6/09 Budget shall in all respects be subject to the terms and conditions of Section 5.3 of the Ratification Agreement, (ii) Borrowers shall be required to comply with the requirements of Section 5.3 of the Ratification Agreement with respect to the 6/09 Budget and (iii) any Material Budget Deviation with respect to the 6/09 Budget shall constitute an Event of Default under the Financing Agreements.

SECTION 8.  Waiver of Specified Events of Default.

8.1           Waiver.  Pursuant to Borrowers request, subject to the terms and conditions contained herein, Agent and Lenders hereby waive(a) the Specified Events of Default and (b) the filing by Canadian Borrower of the CCAA Case.

8.2           Reservation of Rights.  Agent and Lenders have not waived and are not by this Amendment waiving, and have no present intention of waiving, any Default or Event of Default, which may have occurred prior to the date hereof, or may be continuing on the date hereof, or any Event of Default which may occur after the date hereof, other than the Specified Events of Default as and to the extent set forth in Section 3.1 above, whether the same or similar to the Specified Events of Default or otherwise.  Agent and Lenders reserve the right, in their discretion, to exercise any or all of their rights and remedies arising under the Financing Agreements, applicable law or otherwise, as a result of any other Event of Default which may have occurred prior to the date hereof, or are continuing on the date hereof, or any Event of Default which may occur after the date hereof, whether the same or similar to the Specified Events of Default or otherwise.  Nothing contained herein shall be construed as a waiver of the failure of Borrowers and Guarantors to comply with the terms of the Loan Agreement and the other Financing Agreements after such time.

SECTION 9.  Representations, Warranties and Covenants.

Each Borrower and Guarantor hereby represents, warrants and covenants with and to Agent and Lenders as follows:

9.1           Financing Order and CCAA Order.

(a)           The Final Financing Order has been duly entered, is valid, subsisting and continuing and has not been vacated, modified, reversed on appeal, or vacated or modified by any order of the Bankruptcy Court (other than as consented to by Agent) and is not subject to any pending appeal or stay or other action by the Bankruptcy Court which impairs or prevents the enforcement of any provision contained therein.

(b)           The CCAA Order has been or shall be duly entered, is valid, subsisting and continuing and shall not be vacated, modified, reversed on appeal, or vacated or modified by any order of the CCAA Court (other than as consented to by Agent and Lenders) and shall not be subject to any pending appeal, stay or other action by the CCAA Court which impairs or prevents the enforcement of any provision contained therein.

9.2           Use of Proceeds.  Notwithstanding anything to the contrary set forth in Section 6.6 of the Loan Agreement, (a) all Loans and Letter of Credit Accommodations provided by Agent or any Lender to Borrowers pursuant to the Financing Orders, the CCAA Order, the Loan Agreement or otherwise, shall be used by Borrowers for general operating and working capital purposes in the ordinary course of business of Borrowers in accordance with the 6/09 Budget pursuant to Section 5.3 of the Ratification Agreement, and (b) unless authorized by the Bankruptcy Court and/or the CCAA Court and approved by Agent in writing, no portion of any administrative expense claim or other claim relating to the Chapter 11 Cases and/or the CCAA Case shall be paid with the proceeds of Loans or Letter of Credit Accommodations provided by Agent and Lenders to Borrowers, other than those administrative expense claims and other claims relating to the Chapter 11 Cases and/or the CCAA Case directly attributable to the operation of the business of any Borrower or Guarantor in the ordinary course of such business in accordance with the Financing Agreements and the 6/09 Budget.

9.3           Binding Effect of Documents.  This Amendment and the other Financing Agreements to which it is a party have been duly executed and delivered by such Borrower or Guarantor, as the case may be, and are in full force and effect.  The agreements and obligations of each Borrower and Guarantor contained in the Financing Agreements constitute legal, valid and binding obligations of each such party enforceable by Agent against each such party in accordance with their respective terms.

9.4           No Defaults.  After giving effect to this Amendment, no Default or Event of Default exists as of the date of this Amendment.

9.5           No Conflict, Etc.  The execution and delivery and performance of this Amendment by each Borrower and Guarantor will not violate any material agreement, instrument or undertaking by which it is bound, and will not result in, or require, the creation or imposition of any lien, charge, security interest or other encumbrance on any of its properties or revenues.

SECTION 10.  Conditions Precedent.  This Amendment shall not become effective unless all of the following conditions precedent have been satisfied in full, as determined by Agent and Lenders:

10.1           The receipt by Agent of an original (or faxed or electronic copy) of this Amendment, duly authorized, executed and delivered by each Debtor and each Lender;

10.2           The receipt by Agent of the 6/09 Budget;

10.3           The receipt by Agent of an Order, in form and substance satisfactory to Agent, authorizing Debtors to enter into and comply with this Amendment;

10.4           Other than the voluntary commencement of the Chapter 11 Cases and the CCAA Case, no material impairment of the priority of Agent’s and Lenders’ security interests in the Collateral shall have occurred from the date of the latest field examinations of Agent and Lenders to the Petition Date; and

10.5           The entry by the CCAA Court of the CCAA Order, in form and substance satisfactory to Agent, authorizing post-petition financing under the terms set forth in the Ratification Agreement in an amount acceptable to Agent and Lenders, in their discretion, and such CCAA Order shall contain such other terms or provisions as Agent and its counsel shall require; and each Borrower and Guarantor shall comply in full with the notice and other requirements of the CCAA and applicable rules thereunder with respect to any relevant CCAA Order in a manner acceptable to Agent and its counsel.

SECTION 11.  Provisions of General Application.

11.1           Effect of this Amendment.  Except as expressly amended pursuant hereto and except for the consents and waivers expressly granted herein, no other changes or modifications to the Financing Agreements are intended or implied and, in all other respects, the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof.  To the extent that any provision of the Loan Agreement or any of the other Financing Agreements are inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control.  The Loan Agreement and this Amendment shall be read and construed as one agreement.

11.2           Additional Events of Default.  The parties hereto acknowledge, confirm and agree that it shall constitute an Event of Default under the Loan Agreement and the other Financing Agreements if (a) any Borrower or Guarantor fails to comply with the covenants, conditions and agreements contained herein or (b) there occurs any default by Borrowers under the Emerisque APA, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto.

11.3           Governing Law.  The validity, interpretation and enforcement of this Amendment and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Illinois but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Illinois, unless otherwise expressly provided in a Financing Agreement, except to the extent that the provisions of the Bankruptcy Code are applicable and specifically conflict with the foregoing.

11.4           Binding Effect.  This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.  Any acknowledgments or consents contained herein shall not be construed to constitute a consent to any other or further action by any Borrower or Guarantor or to entitle such Borrower or Guarantor to any other consent.

11.5           Further Assurances.  Each Borrower and Guarantor shall, at its expense, at any time or times duly execute and deliver, or shall use its best efforts to cause to be duly executed and delivered, such further agreements, instruments and documents, including, without limitation, additional security agreements, collateral assignments, UCC or PPSA financing statements or amendments or continuations thereof, landlord’s or mortgagee’s waivers of liens and consents to the exercise by Agent and Lenders of all the rights and remedies hereunder, under any of the other Financing Agreements, any Financing Order, the CCAA Order or applicable law with respect to the Collateral, and do or use its best efforts to cause to be done such further acts as may be reasonably necessary or proper in Agent’s opinion to evidence, perfect, maintain and enforce the security interests of Agent and Lenders, and the priority thereof, in the Collateral and to otherwise effectuate the provisions or purposes of the Ratification Agreement, this Amendment, any of the other  Financing Agreements, the Financing Order or CCAA Order.  Upon the request of Agent, at any time and from time to time, each Borrower and Guarantor shall, at its cost and expense, do, make, execute, deliver and record, register or file updates to the filings of Agent and Lenders with respect to the Intellectual Property with the United States Patent and Trademark Office, the financing statements, mortgages, deeds of trust, deeds to secure debt, and other instruments, acts, pledges, assignments and transfers (or use its best efforts to cause the same to be done) and will deliver to Agent and Lenders such instruments evidencing items of Collateral as may be requested by Agent.  Upon the request of Agent, at any time and from time to time, Borrowers and Guarantors shall, at their cost and expense deliver to Agent any financial information, projections, budgets, business plans, cash flows and such other information as Agent shall reasonably request.

11.6           Costs and Expenses.  In addition to and not in limitation of the provisions of Section 9.21 of the Loan Agreement, Borrowers shall pay to Agent on demand all costs and expenses that Agent and Lenders shall pay or incur in connection with the negotiation, preparation, consummation, administration, enforcement, and termination of the Ratification Agreement, this Amendment, the other Financing Agreements, the Financing Order or the CCAA Order, including, without limitation: (a) reasonable attorneys' and paralegals' fees and disbursements of counsel to, and reasonable fees and expenses of consultants, accountants and other professionals retained by, Agent and Lenders; (b) costs and expenses (including reasonable attorneys' and paralegals' fees and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Ratification Agreement, the Amendment, the other Financing Agreements, the Financing Order, the CCAA Order and the transactions contemplated hereby and thereby; (c) taxes, fees and other charges for recording any agreements or documents with any Governmental Authority, and the filing of UCC or PPSA financing statements and continuations, and other actions to perfect, protect, and continue the security interests and liens of Agent in the Collateral; (d) sums paid or incurred to pay any amount or take any action required of Borrowers and Guarantors under the Financing Agreements, the Financing Order or the CCAA Order that Borrowers and Guarantors fail to pay or take; (e) costs of appraisals, inspections and verifications of the Collateral and including travel, lodging, and meals for inspections of the Collateral and the Debtors’ operations by Agent or its agents and to attend court hearings or otherwise in connection with the Chapter 11 Cases; (f) costs and expenses of preserving and protecting the Collateral; (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and Debtors' operations, plus a per diem charge at the rate of $1,000 per person per day for Agent’s examiners in the field and office; provided, that, so long as no Default or Event of Default shall exist or have occurred and be continuing, Debtors shall not be required to pay such per diem charge for more than four (4) such field examinations in any twelve (12) month period (and any field examinations conducted at such time as a Default or Event of Default shall exist or have occurred and be continuing shall not be deemed to constitute a field examination for purposes of such limitation); and (h) costs and expenses (including attorneys' and paralegals' fees and disbursements) paid or incurred to obtain payment of the Obligations, enforce the security interests and liens of Agent and Lenders, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Ratification Agreement, this Amendment, the other Financing Agreements, the Financing Order or the CCAA Order, or to defend any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby (including, without limitation, preparations for and consultations concerning any such matters).  The foregoing shall not be construed to limit any other provisions of the Financing Agreements regarding costs and expenses to be paid by Borrowers.  All sums provided for in this Section shall be part of the Obligations, shall be payable on demand, and shall accrue interest after demand for payment thereof at the highest rate of interest then payable under the Financing Agreements.  Agent is hereby irrevocably authorized to charge any amounts payable hereunder directly to any account maintained by Agent with respect to any Borrower or Guarantor.

11.7           Headings.  The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment.

11.8           Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic means shall have the same force and effect as the delivery of an original executed counterpart of this Amendment.  Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic means shall also deliver an originally executed counterpart of this Amendment, but the failure to do so shall not affect the validity, enforceability or binding effect of this Amendment.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

AGENT AND LENDERS:

WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL), as Agent and as Lender

By:	/s/ Vicki Geist
Name:	Vicki Geist
Title:	Director

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Lynn D. Simmons
Name:	Lynn D. Simmons
Title:	Senior Vice President

JPMORGAN BUSINESS CREDIT CORP., as a Lender

By:	/s/ Christopher D. Zawie
Name:	Christopher D. Zawie
Title:	Senior Vice President

WEBSTER BUSINESS CREDIT, as a Lender

By:	/s/ Julian Vigdor
Name:	Julian Vigdor
Title:	AVP

[SIGNATURES CONTINUED ON NEXT PAGE]

[Signature Page to Amendment No. 1 to Ratification Agreement; Amendment No. 8 to LSA]
1304790.18

[SIGNATURES CONTINUED FROM PRIOR PAGE]

THE CIT GROUP/COMMERCIAL SERVICES, INC., as a Lender

By:	/s/ Samuel Addison
Name:	Samuel Addison
Title:	Assistant Vice President

UPS CAPITAL CORPORATION, as a Lender

By:	/s/ Mike O’Neil
Name:	Mike O’Neil
Title:	Sr. Credit Officer

RZB FINANCE LLC, as a Lender

By:	/s/ Christoph Hoedl
Name:	Christoph Hoedl
Title:	First Vice President

By:	/s/ Randall Abrams
Name:	Randall Abrams
Title:	Vice President

[SIGNATURES CONTINUED ON NEXT PAGE]

[Signature Page to Amendment No. 1 to Ratification Agreement; Amendment No. 8 to LSA]
1304790.18

[SIGNATURES CONTINUED FROM PRIOR PAGE]

BORROWERS

HARTMARX CORPORATION, as Debtor and Debtor-in-Possession

By:	/s/ Glenn R. Morgan
Name:	Glenn R. Morgan
Title:	Executive Vice President and Chief Financial Officer

COPPLEY APPAREL GROUP LIMITED

By:	/s/ Glenn R. Morgan
Name:	Glenn R. Morgan
Title:	Vice President

GUARANTORS

EACH OF THE COMPANIES LISTED ON EXHIBIT A HERETO, each as Debtor and Debtor-in-Possession

By:	/s/ Glenn R. Morgan
Name:	Glenn R. Morgan
Title:	Vice President of each such company

[Signature Page to Amendment No. 1 to Ratification Agreement; Amendment No. 8 to LSA]
1304790.18

EXHIBIT A
TO
AMENDMENT

Guarantors

Anniston Sportswear Corporation	Robert Surrey, Inc.
Consolidated Apparel Group, Inc.	Robert’s International Corporation
Direct Route Marketing Corporation	SALHOLD, Inc.
Hart Schaffner & Marx	Seaford Clothing Co.
Hickey-Freeman Co., Inc.	Society Brand, Ltd.
HMX Sportswear, Inc.	Sweater.com Apparel, Inc.
International Women’s Apparel, Inc.	TAG Licensing, Inc.
Jaymar-Ruby, Inc.	Tailored Trend, Inc.
HMX Luxury, Inc.	Thorngate Uniforms, Inc.
Monarchy Group, Inc., formerly known as M Acquisition Corp.	Trade Finance International Limited
M. Wile & Company, Inc.	Winchester Clothing Company
National Clothing Company, Inc.	Yorke Shirt Corporation
Simply Blue Apparel, Inc., formerly known as SB Acquisition Corp.	Zooey Apparel, Inc.
Universal Design Group, Ltd.
Briar, Inc.
Chicago Trouser Company, Ltd.
C. M. Clothing, Inc.
C. M. Outlet Corp.
Country Miss, Inc.
Country Suburbans, Inc.
E-Town Sportswear Corporation
Fairwood-Wells, Inc.
Gleneagles, Inc.
Handmacher Fashions Factory Outlet, Inc.
Handmacher-Vogel, Inc.
Hartmarx International, Inc.
Hart Services, Inc.
Thos. Heath Clothes, Inc.
Higgins, Frank & Hill, Inc.
Hoosier Factories, Incorporated
HSM University, Inc.
Intercontinental Apparel, Inc.
JRSS, Inc.
Kuppenheimer Men’s Clothiers Dadeville, Inc.
NYC Sweaters, Inc.
106 Real Estate Corp.